Exhibit 99.2

Voxx International Corporation

180 Marcus Blvd.

Hauppauge, New York 11788

November 2, 2020

Avalon Park Group Management, Inc.

Avalon Park International, LLC

Kahli Holding AG

3680 Avalon Park Blvd., Suite 300

Orlando, FL 32828

Attention: Beat M. Kahli

Dear Mr. Kahli:

Voxx International Corporation (“Voxx”) and Eyelock LLC (collectively with Voxx, the “Company”) may be providing Avalon Park Group Management, Inc., Avalon Park International, LLC, Kahli Holding AG and their respective affiliates (“You” or “Your”) with certain Confidential Information (as hereinafter defined) concerning Eyelock LLC pursuant to the Non-Binding Indication of Interest (the “IoI”) submitted by You to the Company’s Investment Bankers, Imperial Capital, LLC dated September 25, 2020 (the “Proposed Transaction”). As a condition to Your receipt of such Confidential Information, You agree to treat the Confidential Information in accordance with the provisions of this letter agreement (this “Agreement”).

1.	You hereby agree that (a) the Confidential Information (i) is being furnished to You solely for the purpose of facilitating private discussions about the Proposed Transaction with the Company and furnishing due diligence regarding the Company’s business, operations and strategies (the “Review”) and (ii) is not intended to be used for any purpose other than in connection with the Review and (b) all of the Confidential Information will be kept confidential by You. Notwithstanding the foregoing, You may disclose the Confidential Information to Your Representatives (as defined below) who (i) need to know such information for the sole purpose of advising and consulting with You in connection with the matters contemplated by this Agreement; and (ii) are informed by You of the confidential nature of such information; provided, however, that You will be responsible for any violation of the confidentiality provisions of this Agreement by Your Representatives as if they were parties hereto.

Avalon Park Group Management, Inc.

Avalon Park International, LLC

Kahli Holding AG

November 2, 2020

2.	The term “Confidential Information” includes (a) all information with respect to the Company’s business, operations and strategy furnished to You or Your Representatives by or on behalf of the Company on or after the date hereof, whether oral or written and regardless of the manner in which it was furnished and (b) all analyses, compilations, forecasts, studies, interpretations or other documents prepared by You or any of Your Representatives that reflect or are based upon, in whole or in part, the Confidential Information. The term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure by You or Your Representatives in violation of this Agreement), (ii) was available to You prior to disclosure by or on behalf of the Company from a Person who, to Your knowledge after reasonable inquiry, is not bound by a confidentiality agreement with, or other obligation of confidentiality to, the Company, (iii) becomes available to You from a Person (other than the Company or its Representatives) who, to Your knowledge after reasonable inquiry, is not bound by a confidentiality agreement with, or other obligation of confidentiality to, the Company or its Representatives, or (iv) is independently developed by You without the use of or reference to the Confidential Information. The term “Representatives” means, as to any party, such party’s affiliates and its and their respective officers, employees, directors, general (but not limited) partners, members, managers and legal counsel.

3.	Given the nature of the Confidential Information and the subject matter of this Agreement, the Company would be irreparably damaged by any unauthorized disclosure or use of any Confidential Information, and each of You and the Company would be irreparably damaged by any unauthorized disclosure of our discussions or by any breach of this Agreement by You. Without prejudice to the rights and remedies otherwise available to the Company, You agree that the Company shall be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including an injunction or specific performance, in the event of any breach or threatened breach of the provisions of this Agreement by You. Such remedies shall not be deemed to be exclusive remedies, but shall be in addition to all other remedies available at law or equity to such party. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that You have breached this Agreement, then You shall be liable and pay to the Company its reasonable documented out of pocket costs and expenses (including reasonable attorney’s fees) incurred in connection with such litigation, including any appeal therefrom.

4.	Subject to Section 5(b) hereof, in the event You or the Company become legally required (by applicable law, deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or other legal process, including by a self-regulatory authority, or otherwise pursuant to applicable law, rule or regulation), based on the advice of Your legal counsel, to disclose any of the contents of the Confidential Information or the information restricted by Paragraph 5 below, You or the Company, as applicable, may do so without liability, provided that You or the Company, as applicable, to the extent not prohibited by applicable law (a) promptly notify the other party prior to any such disclosure to the extent practicable, and (b) cooperate reasonably with the other party, at such other party’s sole expense, in any attempts it may make to obtain a protective order or other appropriate assurance that confidential treatment will be afforded the Confidential Information or the matters addressed in Paragraph 5 below, as applicable. It is understood that there shall be no legal requirement requiring You to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, You would be prohibited from purchasing, selling or engaging in derivative or other transactions with respect to any securities of the Company.

Avalon Park Group Management, Inc.

Avalon Park International, LLC

Kahli Holding AG

November 2, 2020

5.	(a) Subject to Section 5(b), without the Company’s prior written consent, which consent shall not be unreasonably withheld, You shall not disclose to any Person, other than Your Representatives or otherwise in accordance with Paragraph 4, (a) the fact that You are having or have had discussions with the Company or its officers, employees, directors and/or advisors or that the Company has made the Confidential Information available to You or that You are in possession of such Confidential Information or (b) Confidential Information, including any of the terms, conditions or other facts with respect to the Review, including the status and/or timing thereof. (b) The Company acknowledges that You have a Schedule 13D on file with the U.S. Securities and Exchange Commission in respect of Your ownership of Voxx Class A Common Stock ( “Class A Shares). The Company acknowledges that You are required by law to promptly update Schedule 13D if there are any material changes in the facts set forth in the Schedule 13D. Nothing in this Agreement prohibits you from making timely filings of amendments to your Schedule 13D as and when due. Without limitation of the foregoing, the Company acknowledges and consents to Your filing of Schedule 13D/A to amend Item 4 thereof to report the execution of the IoI, and to amend Item 6 thereof to report the execution of this Agreement.

6.	(A) You hereby acknowledge that the Confidential Information may contain material non-public information under applicable federal and state securities laws, that You are aware of Your obligations under the United States securities laws and that You will evaluate any Confidential Information You may receive consistent with such obligations.

(B) You agree that, without the prior written consent of Voxx International Corporation, which consent shall not be unreasonably withheld, neither You nor any of Your affiliates will, for the period commencing from the date that Confidential Information is furnished to You under this Agreement through the earlier to occur of (i) April 15, 2021 and (ii) the public announcement (by the filing of a Form 8-K with the SEC) of a definitive agreement with respect to the Proposed Transaction in which You are a purchasing party: (a) purchase, offer or agree to purchase, sell, offer or agree to sell or trade in any outstanding equity securities of Voxx International Corporation or any rights or options to purchase any such securities, whether by direct purchase, merger or otherwise; or (b) form, join or in any way participate in a group in connection with any of the foregoing.

Avalon Park Group Management, Inc.

Avalon Park International, LLC

Kahli Holding AG

November 2, 2020

7.	This Agreement and all obligations of the parties hereunder shall commence on the date that Confidential Information is first furnished to You under this Agreement and shall expire two years from the date hereof.

8.	This Agreement, and any dispute arising out of, relating to or in connection with this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflict of laws that would require the application of the law of a different jurisdiction. Each party to this Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum, (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts, and (f) waives its right to a trial by jury.

9.	For purposes of this Agreement, “Person” shall be broadly interpreted to include any individual, corporation, company, partnership, limited liability company, trust or other group or entity (including any court, government or agency, commission, board or authority thereof, federal, state or local, domestic, foreign or multinational).

10.	This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but such counterparts shall together constitute one and the same Agreement.

11.	This Agreement constitutes the only agreement between You and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.

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Please confirm Your agreement with the foregoing by signing and returning to the undersigned a duplicate copy of this Agreement.

Sincerely,

VOXX INTERNATIONAL CORPORATION

By: /s/ Patrick M. Lavelle
Name: Patrick M. Lavelle
Title: CEO/President

AGREED AND ACCEPTED AS OF

THE DATE FIRST WRITTEN ABOVE:

AVALON PARK INTERNATIONAL, LLC

By: /s/ Beat Kahli
Name: Beat Kahli
Title: President

KAHLI HOLDING AG

By: /s/ Beat Kahli
Name: Beat Kahli
Title: President